Exhibit 99.4(e)

/LOGO/	P. O. Box 2606; Birmingham, Alabama 35202
Protective Life Insurance Company	1-800-866-9933
A Stock Company	State of Domicile - Tennessee

WAIVER OF SPECIFIED PREMIUM RIDER

This rider is issued as a part of the Policy to which it is attached in return for the application and the payment of the cost of insurance for this rider, shown as the Initial Monthly Charge on the Policy Schedule. This rider does not have any cash values or loan values. All Policy provisions not expressly modified by this rider remain in full force and effect.

DEFINITIONS

The following terms have the specific meanings associated with them each time they are used in this rider. Other terms may be defined elsewhere in this rider and they will have that meaning when used.

Act of War: Means any act specific to military, naval or air operations in time of war.

Home Area: Means the 50 states of the United States and its territories, the District of Columbia and Canada.

Occupation: Means any work, employment, business or profession which the Insured is or becomes reasonably qualified to perform based on education, training or experience.

Regular Occupation: Means the Insured’s usual work, employment, business or profession at the time Total Disability begins. If the Total Disability begins while the Insured is retired or unemployed, Regular Occupation means the last usual work, employment, business or profession at which the Insured was continuously engaged before the Total Disability started. If the Insured’s Regular Occupation is attending school, the disability will be considered to be total when the Insured is unable to attend regularly scheduled classes.

Total Disability (Totally Disabled): Total Disability is the incapacity of the Insured caused by sickness or injury and begins while this rider is in force. The Total Disability must be certified by a physician. During the first 24 months of Total Disability, the incapacity prevents the Insured from continuously engaging in their Regular Occupation. After the first 24 months of Total Disability, the incapacity prevents the Insured from continuously engaging in any Occupation.

Specified Premium: Amount of Premium that will be credited to the Policy on the Monthly Anniversary while the Insured is Totally Disabled. The Specified Premium is shown on the Policy Schedule.

War: Includes but is not limited to, declared war, and armed aggression by one or more countries resisted on orders of any other country, combination of countries or international organization.

ICC19-L650

BENEFIT

Waiver Benefit: During the life of the insured and while this rider is in force, if the Insured has been Totally Disabled for 6 consecutive months and all conditions of this rider are met, we will credit the Specified Premium to the Policy each month.

Specified Premium will be credited for each Monthly Anniversary after the Insured becomes Totally Disabled, but no Specified Premium will be credited for any Monthly Anniversary that occurred more than one year before we receive Proof of Claim in good order.

If the period of Total Disability begins during the Grace Period, the overdue premium must be paid, as per Policy provisions, before we approve the claim for the Waiver Benefit. Any Specified Premium that has been credited will not reduce the Policy proceeds.

The Specified Premium may or may not be sufficient to cover the full amount of Monthly Deductions under the terms of your policy. Additional premium payments may be required to keep the policy in force.

Presumption of Total Disability: Provided the condition did not exist on the Effective Date of Coverage, we will consider the Insured to be Totally Disabled, even if the Insured is able to perform their Regular Occupation or other Occupation, if one of the following permanent conditions apply:

(1)         The total loss of the sight of both eyes;

(2)         The total loss of use of both hands;

(3)         The total loss of use of both feet; or

(4)         The total loss of use of one hand and one foot.

Recurrent Disability: A period of Total Disability due to the same or related cause as the prior period of Total Disability may be a continuation of the prior period. We will consider the Total Disability to be a continuation of the prior period if the prior period extended for at least six (6) months and the second period of Total Disability begins less than 30 days after recovery.

End of Waiver Benefit: The waiver benefit will end when any of the following occurs:

(1)         The Insured is no longer Totally Disabled; or

(2)         Proof of continued Total Disability is not given to us as required; or

(3)         The Insured refuses or fails to have an examination we ask for; or

(4)         The date on which the Insured attains Age 65.

CLAIMS

Notice of Claim: Notice of claim must be made to us by written notice that the Insured is Totally Disabled and that a claim may be made under this rider. Notice may be given by or for the Owner and must identify the Insured. No benefit will be allowed unless the notice is given to us while the Insured is alive and during the continuance of Total Disability. No Specified Premium will be credited for any Monthly Anniversary that occurred more than one year before we were given the notice. However, if it was not reasonably possible to give us notice during this time frame, the delay will not reduce the benefit if notice is given as soon as reasonably possible.

Proof of Claim: Proof of Claim must be given to us prior to the waiver benefit being allowed. Proof may be given by or for the owner. Proof of Claim means written proof in good order that:

(1)         The Insured is Totally Disabled;

(2)         Total Disability began while this rider was in force;

(3)         Total Disability began before Age 65; and

(4)         Total Disability has continued for 6 consecutive months.

We will provide the form used for the Proof of Claim within 15 days of the receipt of the notice of claim. We have the right to require that the Insured be examined by a physician of our choice, and at our expense, as a part of the Proof of Claim.

We must receive Proof of Claim while the Insured is alive and during the continuance of Total Disability. It must be received within one year after the termination of this rider. If it was not reasonably possible to provide the Proof of Claim within this time, the delay will not reduce the benefit if proof is given as soon as it is reasonably possible.

Proof of Continued Disability: During the first two years after Proof of Claim is received, we may require proof of continued Total Disability in good order not more frequently than once every 30 days. After two years, we may require proof of continued Total Disability no more than once per year. As part of this proof, we have the right to ask for an examination of the Insured by a physician of our choice and at our expense. If you fail to provide proof of continued disability, the Waiver Benefit will end.

GENERAL PROVISIONS

Rider Cost: The monthly cost of this rider is shown on the Policy Schedule.

Effective Date of Coverage: If this rider is attached when the Policy is issued, the effective date of coverage under this rider is the Policy Effective Date. If this rider is issued after the Policy was issued or any increase in coverage occurred, the effective date will be the date we approve the supplemental application. For any insurance that has been reinstated, the effective date will be the date we approved the reinstatement.

Exclusions: This rider does not cover Total Disability of the Insured caused or contributed to by:

(1)         Any attempt at suicide or intentionally self inflicted injury, while sane or insane.

(2)         War or any Act of War while the Insured is serving in the military forces or within six (6) months after the termination of service in such forces, whichever is earlier. This exclusion does not apply if in the application the Insured represents that he/she is a member of the military, military reserves or the National Guard, whether active or inactive.

(3)         War or any Act of War while the Insured is serving in any civilian non-combat unit serving with such forces or within six months after termination of service with such unit, whichever is earlier.

(4)         Active participation in a riot, insurrection or terrorist activity.

(5)         Committing or attempting to commit a felony.

(6)         The voluntary intake or use by any means of any drug, unless prescribed or administered by a physician and taken in accordance with the physician’s instructions. Any contribution to the Total Disability under this exclusion must be material to the Total Disability.

(7)         The voluntary intake or use by any means of a poison, gas or fumes, unless a direct result of an occupational accident. Any contribution to the Total Disability under this exclusion must be material to the Total Disability.

(8)         Intoxication as defined by the jurisdiction where the Total Disability occurred.

(9)         Participation in an illegal occupation or activity. Any contribution to the Total Disability under this exclusion must be material to the Total Disability.

Changes in Coverage: While this rider is in force and after the first Policy Anniversary, you may make a written request to increase or decrease the Specified Premium. An increase is subject to a completed application and proof of insurability. Changes in coverage will become effective as of the Monthly Anniversary on or following the date we approve the request. A supplemental Policy Schedule or other acknowledgment that documents the change in coverage will be provided. Changes in Coverage may not be made during the Waiver Benefit period.

Termination: This rider will terminate:

(1)         At Age 65;

(2)         By written notice; or

(3)         Upon termination of the Policy to which this rider is attached.

Signed for the Company as of the Effective Date of Coverage.

PROTECTIVE LIFE INSURANCE COMPANY

/SIGNATURE/
/PRINTED NAME/
Secretary

SUPPLEMENTAL POLICY SCHEDULE

POLICY NUMBER: SPECIMEN

WAIVER OF SPECIFIED PREMIUM RIDER COST OF INSURANCE RATE TABLE

Monthly Rate per $1.00 of Specified Premium Amount

POLICY YEAR	AGE	MONTHLY RATE
[1]	[35]	[0.0368]
[2]	[36]	[0.0368]
[3]	[37]	[0.0368]
[4]	[38]	[0.0368]
[5]	[39]	[0.0368]
[6]	[40]	[0.0368]
[7]	[41]	[0.0368]
[8]	[42]	[0.0368]
[9]	[43]	[0.0368]
[10]	[44]	[0.0368]
[11]	[45]	[0.0368]
[12]	[46]	[0.0368]
[13]	[47]	[0.0368]
[14]	[48]	[0.0368]
[15]	[49]	[0.0368]
[16]	[50]	[0.0368]
[17]	[51]	[0.0368]
[18]	[52]	[0.0368]
[19]	[53]	[0.0368]
[20]	[54]	[0.0368]
[21]	[55]	[0.0368]
[22]	[56]	[0.0368]
[23]	[57]	[0.0368]
[24]	[58]	[0.0368]
[25]	[59]	[0.0368]
[26]	[60]	[0.0368]
[27]	[61]	[0.0368]
[28]	[62]	[0.0368]
[29]	[63]	[0.0368]
[30]	[64]	[0.0368]

ICC19-L650-SP

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